Exhibit 10.29
First Amendment to the
FOSTER WHEELER LTD.
Annual Executive Short-Term Incentive Plan
(As Amended and Restated Effective January 1, 2006)
     The Foster Wheeler Ltd. Annual Executive Short-Term Incentive Plan (the “Plan”) is hereby amended as follows, pursuant to a resolution adopted by the Board of Directors at its meeting held May 6, 2008:
1.	The following new sentences are added to the end of Section 4.02 of the Plan:

Awards will be paid in a lump sum as soon as practical following the Committee’s approval, but not earlier than January 1 and not later than March 15 of the year following the calendar year to which they relate (the “Applicable Period”). To the extent that an award is not paid within the Applicable Period but is paid by December 31 of the calendar year which includes the Applicable Period, then it is intended that such payment shall be treated as made at a “specified time” for purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	The following new Section 6.09 is added to the Plan:

If a Participant constitutes a “specified employee” as of his “separation from service” (as both terms are defined and applied in Section 409A of the Code), to the extent payment under this Plan constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, payment may not be made to the Participant until the earlier of: (i) the first day following the sixth-month anniversary of the Participant’s separation from service, or (ii) the Participant’s date of death.

3.	The Amendment shall take effect on the date approved by the Board of Directors.
     IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed.

FOSTER WHEELER LTD.

By:	/s/ Raymond J. Milchovich
Name:	Raymond J. Milchovich
Title:	Chairman and Chief Executive Officer